UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 12, 2011

INTELIMAX MEDIA INC.
(Exact name of registrant as specified in its charter)

British Columbia	000-53685	None
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2320 – 555 West Hastings Street, Vancouver, British Columbia V6B 4N4
(Address of principal executive offices) (Zip Code)

(604) 742-1111
Registrant’s telephone number, including area code

n/a
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into Material Definitive Agreement

On April 12, 2011, Intelimax Media Inc., (the “Company”) entered into a purchase and sale agreement as well as a software support agreement with Las Vegas From Home.com Entertainment Inc.  Pursuant to the terms of the purchase and sale agreement, the Company will acquire world-wide, non-exclusive rights to certain source code used in the development of online gaming applications for total consideration of CAD $344,412.50 plus 12% Canadian harmonized sales tax (“HST”).  The first payment of $291,912.50 plus HST is to be made within 5 days of the date of the agreement, with the second payment, $52,500 plus HST, being made within 10 business days of Las Vegas From Home meeting all of its obligations under the agreement, or the software being made available to the Company’s customers, or within 180 days of the Agreement, whichever is earlier.

Pursuant to the terms of the software support agreement, the Company shall pay Las Vegas from Home a monthly fee of CAD $25,000 (or more depending on the amount of users on the Company’s websites) in exchange for Las Vegas From Home supplying the hardware and hosting services necessary to operate the Company’s online gaming platforms, customer data and customer reporting services, customer support and client support, software modifications and upgrades, and website updates.  The term of the agreement is 3 years and may be terminated by either party by providing 60 days notice.

Copies of both agreements are filed as exhibits to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits
Item	Description

10.1	Purchase and Sale Agreement with Las Vegas From Home.com Entertainment Inc.
10.2	Software Support Agreement with Las Vegas From Home.com Entertainment Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTELIMAX MEDIA INC.

/s/ Glenn Little
Glenn Little
President and Director

Date:  April 15, 2011